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                                                                      EXHIBIT 12

           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


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                                                                                 Nine  Months Ended
                                                                                    September 30,
                                                                          -------------------------------
                                                                               1999             1998
                                                                          -------------    --------------
Earnings:

  Pre-tax income                                                           $1,315                $1,380

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                          291                   264

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                   139                   144

    Amortization of capitalized interest                                        4                     3

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                                            9                    12
                                                                    -------------         -------------
  Total earnings available for fixed charges                               $1,740                $1,779
                                                                    =============         =============

Fixed charges:

  Interest and fixed charges                                               $  301                $  276

  Portion of rent under long-term operating
    leases representative of an interest factor                               139                   144
                                                                    -------------         -------------
  Total fixed charges                                                      $  440                $  420
                                                                    =============         =============

Ratio of earnings to fixed charges                                           3.95x                 4.24x
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